Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Bowman Consulting Group Ltd.

(Exact Name of registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share (“Common Stock”), to be issued under the 2021 Plan	Rules 457(c) and (h)	1,252,307(3)	$27.76	$34,764,042.32	0.00011020	$3,831.00

Equity	Common Stock to be issued under the 2021 ESPP	Rules 457(c) and (h)	658,644(4)	$27.76	$18,283,957.44	0.00011020	$2,014.89

Total Offering Amounts					$53,047,999.76		$5,845.89

Total Fee Offsets(5)							$0.00

Net Fee Due							$5,845.89

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock of Bowman Consulting Group Ltd. (the “Registrant”) which become issuable under the Bowman Consulting Group Ltd. 2021 Omnibus Equity Incentive Plan, as amended (the “2021 Plan”), and the Bowman Consulting Group Ltd. 2021 Employee Stock Purchase Plan (the “2021 ESPP”, and together with the 2021 Plan, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act on the basis of the average of the high and low price of a share of Common Stock as reported by the Nasdaq Global Market on May 15, 2023.

(3)

Consists of an aggregate of 1,252,307 additional shares of Common Stock issuable under 2021 Plan pursuant to the evergreen provisions providing for an automatic increase in the number of shares of Common Stock reserved and available for issuance under the 2021 Plan on January 1, 2022 (574,479 shares) and January 1 ,2023 (677,828 shares).

(4)

Consists of an aggregate of 658,644 additional shares of Common Stock issuable under the 2021 ESPP pursuant to the evergreen provisions providing for an automatic increase in the number of shares of Common Stock reserved and available for issuance under the 2021 ESPP on January 1, 2022 (329,322 shares) and January 1, 2023 (329,322 shares).

(5)	The Registrant does not have any fee offsets.